Exhibit 99.2

ZALE CORPORATION

COMPENSATION COMMITTEE CHARTER

(As of December 2012)

Purposes

The primary purposes of the Compensation Committee are to (1) oversee the compensation of the Company’s officers, (2) approve the Company’s policies, programs, procedures and objectives for compensating its officers and key employees, and (3) administer the Company’s equity-based incentive compensation plans. Its responsibilities in that regard include:

•                                          Monitoring compensation practices at other companies generally and in the retail industry in particular;

•                                          Establishing corporate goals and objectives with respect to compensation; and

•                                          Overseeing the Company’s compensation setting practices.

In discharging its duties, the Committee is empowered to investigate any matter brought to its attention with full access to all Company books, records, facilities, personnel, legal counsel and independent auditors, along with the sole power to retain and terminate outside consultants, counsel and other experts for this purpose and to approve their fees and other retention terms. In retaining consultants, outside counsel or other experts, the Committee shall consider their independence, including any independence factors required to be considered by the New York Stock Exchange, the SEC or otherwise.

The Committee shall review the adequacy of this charter on an annual basis and recommend any appropriate changes to the Board for consideration.

Membership

Appointment and Removal. The Committee shall be appointed by the Board and shall serve at the pleasure of the Board for such term as the Board may decide or, with respect to an individual Committee member, until such Committee member is no longer a Board member. The Board shall designate the chairperson of the Committee.

Number and Meetings. The Committee shall be comprised of not less than three members of the Board. The Committee shall meet as often as necessary to fulfill its responsibilities.

Independence. The Committee members will each qualify as (1) an “independent director” under the rules of the New York Stock Exchange, (2) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986 (“Section 162(m)”) and (3) a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 (“Rule 16b-3”), in each case as such requirements may be interpreted or amended from time-to-time by the promulgating authority. In determining whether a director is independent for purposes of serving on the Committee, the Board will consider relevant factors including, but not limited to, (i) the source of the director’s compensation, including any consulting, advisory or other compensation fees paid by the Company, and (ii) whether the director has an affiliate relationship with the Company, a subsidiary of the Company, or an affiliate of a subsidiary of the Company.

The failure of the Committee to satisfy the independence requirements set forth above shall not invalidate any actions taken by the Committee.

Responsibilities

The following functions shall be the common, recurring activities of the Committee in carrying out its duties.

1.                                      Executive Compensation Policies and Programs. The Committee shall review, approve and administer the Company’s compensation policies and programs for officers and key employees.

2.                                      Director Compensation. The Committee shall review and administer Board compensation policies and shall make appropriate recommendations to the Board. The Committee shall not, however, have the authority to approve or determine director compensation.

3.                                      Approval of Newly-Hired and Promoted Officers. The Committee shall review and approve the hiring of officers and the promotion of employees to officer positions. Notwithstanding the foregoing, the Board must approve the hiring of a Chief Executive Officer or the promotion of an individual to that position.

4.                                      Chief Executive Officer Compensation. The Committee, acting together with any other independent directors who have advised the Chairperson of the Committee in writing that they would like to participate, shall (a) review and approve any employment agreements or arrangements with the Chief Executive Officer of the Company, (b) review and approve, at least annually, corporate goals and objectives relevant to the compensation of the Chief Executive Officer, (c) evaluate the performance of the Chief Executive Officer in light of those corporate goals and objectives, and (d) have sole authority to determine and approve the compensation of the Chief Executive Officer. The Committee shall report the determination of the Chief Executive Officer’s compensation to the Board.

5.                                      Non-CEO Compensation. The Committee shall (a) review and approve any employment agreements with “executive officers” of the Company (as defined in Rule 3b-7), other officers who are direct reports to the Chief Executive Officer, and any other employees who the Committee has identified in a resolution stating the Committee’s intent to review and approve their employment arrangements (collectively, “Senior Executives”) and (b) review and approve the compensation levels for the Senior Executives. The determination of the compensation levels for officers and employees other than the Senior Executives is delegated by the Committee to management, subject to Committee approval of incentive compensation where such approval is required under Section 162(m) or Rule 16b-3 in order to obtain relief from the related provisions of applicable law. The Committee shall report the determination of the non-CEO officers’ compensation to the Board. Without by implication limiting the foregoing, the Committee also shall approve employment agreements with any other employees of the Company to the extent that they contain a change-in-control or similar benefit.

6.                                      Equity-Based Plans. The Committee shall review and approve equity-based plans (including the guidelines and rules thereunder) and the awards thereunder; provided however, that awards to new hires and promotions of employees other than Senior Executives is delegated on a non-exclusive basis by the Committee to management, provided that (a) no more than 50,000 restricted stock units and options shall be granted pursuant to this delegated authority in total, subject to replenishing such number through the subsequent ratification of such grants by the Committee, (b) each grant pursuant to this delegated authority shall be approved by (i) the Chief Executive Officer and (ii) either the Chief Administrative Officer or Senior Vice President of Human Relations (or such other person as may be the senior Human Relations Officer), and (c) individual grants be consistent with (or less than) the most recent guidelines presented to the Committee (as evidenced by the approval specified in clause (b)). The exercise price for all awards shall be the closing price on (i) the last trading day of the month during which a grant is made, or (ii) if the Committee or Board determines appropriate for an award that it approves                                                                                    , the day of its approval of the award, and in either event the date as of which the exercise price is determined shall be deemed to be the date of the grant for purposes of the applicable plan.

7.                                      Incentive Compensation Plans. The Committee shall review and approve all other incentive compensation plans (including the guidelines and rules thereunder) providing awards to Senior Executives and the awards thereunder. The Committee shall report the determination of the incentive compensation plans and the grants thereunder to the Board.

8.                                      Certain Other Plans. Unless expressly provided otherwise, the Committee shall administer the Company’s equity-based incentive compensation plans and other plans that contemplate administration by the Board or a Board committee; provided, however, that, absent express approval of the Board, the Committee will not administer or have oversight of the administration of any employee benefit plan subject to the Employee Retirement Income Security Act.

9.                                      Regulatory Compliance. The Committee shall, in consultation with appropriate officers of the Company, oversee regulatory compliance with respect to compensation matters, including overseeing any compensation programs intended to preserve tax deductibility and, as may be required, establishing performance goals and determining whether performance goals have been attained for purposes of Section 162(m) of the Internal Revenue Code.

10.                               Proxy Statement Report. The Committee shall prepare any report by the Committee required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement or annual report on Form 10-K.

11.                               Stock Ownership Requirements. The Committee may establish and administer stock ownership requirements for the Company’s officers and other employees. The Committee may make appropriate recommendations to the Board with respect to stock ownership requirements for directors.

12.                               Review of Other Matters. The Committee shall review and discuss such other matters that relate to the accounting, auditing and financial reporting practices and procedures of the Company as the Committee may, in its own discretion, deem desirable in connection with the review functions described above.

13.                          Other Duties. The Committee shall perform any other duties or responsibilities delegated to the Committee by the Board from time to time.

14.                          Reports to the Board. The Committee shall report regularly to the Board.

15.                          Annual Evaluation. The Committee shall conduct and review with the Board annually an evaluation of the Committee’s performance.